Exhibit 99(a)(1)(vi)
IMMEDIATE ATTENTION REQUIRED
Re: Seneca Foods Corporation Tender Offer
Dear Participant in the Seneca Foods Corporation Employees’ Savings Plan:
The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the Seneca Foods Corporation Employees’ Savings Plan (the “Plan”), all or a portion of your individual account is invested in the Seneca Foods Corporation Stock Fund (the “Stock Fund”). The tender offer materials describe an offer by Seneca Foods Corporation (“Seneca”) to purchase up to $75 million in value of shares of its Class A common stock, par value $0.25 per share (the “Class A Shares”), at a purchase price of not greater than $46.00 nor less than $40.00 per Class A Share (the “Offer”), to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described therein. As described below, you have the right to instruct Great West Trust Co. (the “Trustee”), as trustee of the Plan, whether to tender Class A Shares related to your individual account under the Plan. If you wish to instruct the Trustee on this matter, you will need to complete the enclosed Direction Form and return it to Broadridge Corporate Issuer Solutions, Inc. (the “Tabulator”) in the enclosed return envelope (or provide directions via the Internet) so that it is RECEIVED by 5:00 p.m., New York City Time, on Wednesday, March 3, 2021, unless the Offer is extended, in which case the deadline for receipt of instructions will, to the extent feasible, be four business days prior to the expiration date of the Offer. If you do not provide directions to the Tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no Class A Shares related to your individual account under the Plan will be tendered.
The remainder of this letter summarizes the Offer, your rights under the Plan and the procedures for providing your directions to the Trustee. You should also review the more detailed explanation provided in the Offer to Purchase, dated February 8, 2021 (as may be amended from time to time, the “Offer to Purchase”), enclosed with this letter.
BACKGROUND
Seneca has made an offer to purchase up to $75 million in value of its Class A Shares from its stockholders at a price not greater than $46.00 nor less than $40.00 per Class A Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. Seneca will select the lowest price per share (in increments of $0.25) that will enable Seneca to purchase up to $75 million in value of its Class A Shares. Subject to the terms and conditions of the Offer as set forth in the Offer to Purchase, if the total value of Class A Shares tendered is less than or equal to $75 million, Seneca will purchase all Class A Shares that are properly tendered and not withdrawn. If, based on the final purchase price established pursuant to the terms of the Offer, Class A Shares having an aggregate value in excess of $75 million are properly tendered and not properly withdrawn, Seneca may not purchase all of the Class A Shares tendered at or below such final purchase price because of “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. All Class A Shares acquired in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.
The enclosed Offer to Purchase sets forth the terms and conditions of the Offer and is being provided to Seneca’s shareholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.
The Offer extends to the Class A Shares held by the Plan. As of February 4, 2021, the Plan held approximately 479,241 Class A Shares. Only the Trustee can tender these Class A Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct the Trustee whether or not to tender some or all of the Class A Shares credited to your individual account under the Plan, and at what price or prices. Unless otherwise required by applicable law, the Trustee will tender Class A Shares credited to participant accounts in accordance with participant instructions and the Trustee will not tender Class A Shares credited to participant accounts for which it does not receive timely instructions. If you do not either complete the enclosed Direction Form and return it to the Tabulator on a timely basis, or provide timely directions via the Internet, you will be deemed to have elected NOT to participate in the Offer and no Class A Shares credited to your Plan account will be tendered.
The Stock Fund is a unitized stock fund that holds Class A Shares as well as shares of Seneca’s Class B common stock, par value $0.25 per share (“Class B Shares”). The Class B Shares are not the subject of the Offer. A cash balance is also maintained in the Stock Fund to facilitate transfers between investment fund options in the Plan. Therefore, the actual number of Class A Shares you own fluctuates daily based on the Stock Fund’s ratio of cash, Class A Shares and Class B Shares. The Class A Shares tendered will be based on the Stock Fund’s holdings as of the close of business on March 3, 2021. Please note that because the Stock Fund is a unitized fund, you will continue to hold an interest in the Stock Fund even if you direct the Trustee to tender all of the Class A Shares credited to your Plan account.
LIMITATIONS ON FOLLOWING YOUR DIRECTION
The enclosed Direction Form, and the Tabulator’s website, allow you to specify the percentage of the Class A Shares credited to your account that you wish to tender and the price or prices at which you want to tender Class A Shares credited to your account. As explained below, when the Trustee tenders Class A Shares on behalf of the Plan, it may be required to tender Class A Shares on terms different than those set forth on your Direction Form and on the Tabulator’s website.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of Class A Shares to Seneca for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. The Trustee will determine “adequate consideration,” based on the prevailing or closing market price of the Class A Shares on the Nasdaq Stock Market, on or about the date the Class A Shares are tendered by the Trustee (the “prevailing market price”). Accordingly, depending on the prevailing market price of the Class A Shares on such date, the Trustee may be unable to follow participant directions to tender Class A Shares to Seneca at certain prices within the offered range. The Trustee will tender or not tender Class A Shares as follows:
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If the prevailing market price is greater than the maximum tender price offered by Seneca ($46.00 per Class A Share), notwithstanding your direction to tender Class A Shares in the Offer, the Class A Shares will not be tendered.

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If the prevailing market price is lower than the price at which you direct Class A Shares to be tendered, the Trustee will follow your direction as to both the percentage of Class A Shares to tender and the price at which such Class A Shares are tendered.

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If the prevailing market price is greater than the price at which you direct the Class A Shares to be tendered but within the range of $40.00 to $46.00, the Trustee will follow your direction regarding the percentage of Class A Shares to be tendered, but will increase the price at which such Class A Shares are to be tendered to the lowest tender price that is equal to or not less than the prevailing market price.

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If the prevailing market price is within the range of $40.00 to $46.00, for all Class A Shares directed to be tendered at the “per Share purchase price to be determined under the tender offer,” the Trustee will tender such Class A Shares at the lowest tender price that is equal to or not less than the prevailing market price.

Unless otherwise required by applicable law, the Trustee will not tender Class A Shares attributable to participant accounts for which it has not received a completed Direction Form, directions via the Internet or for which it has received a direction not to tender pursuant to the Direction Form. The Trustee makes no recommendation as to whether to direct the tender of Class A Shares or whether to refrain from directing the tender of Class A Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS.
CONFIDENTIALITY
To assure the confidentiality of your decision, the Tabulator will tabulate participant directions. Neither the Trustee nor the Tabulator will make your individual direction available to Seneca.

PROCEDURE FOR DIRECTING THE TRUSTEE
Enclosed is a Direction Form which should be completed and returned to the Tabulator. You may also utilize the Internet to provide your directions. Please note that the Direction Form indicates the number of Class A Shares credited to your individual account as of February 3, 2021. However, for purposes of the final tabulation, subject to the limitations described above, the Trustee will apply your instructions to the number of Class A Shares attributable to your account as of 5:00 p.m. on Wednesday, March 3, 2021, or as of a later date if the Offer is extended. If you do not properly complete the Direction Form or do not return it by the deadline specified, such Class A Shares will be considered NOT TENDERED.
To properly complete your Direction Form, you must do the following:
1.
On the face of the Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX (if more than one box is checked, you will be deemed to have not tendered):

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CHECK BOX 1 if you do not want the Class A Shares credited to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Class A Shares.

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CHECK BOX 2 in all other cases and complete the table immediately below Box 2. Specify the percentage (between 1% and 100% in whole numbers) of Class A Shares credited to your individual account that you want to tender at each price indicated.

You may direct the tender of Class A Shares credited to your account at different prices. To do so, you must state the percentage (between 1% and 100% in whole numbers) of Class A Shares to be sold at each price by filling in the percentage of such Shares on the line immediately before the price. Also, you may elect to accept the per Class A Share purchase price to be determined pursuant to the Offer, which will result in receiving a price per Class A Share as low as $40.00 or as high as $46.00. You should understand that an election to accept the per Class A Share price to be determined pursuant to the Offer may cause the purchase price to be lower and could result in the tendered Class A Shares being purchased at the minimum price of $40.00 per Class A Share. Leave a given line blank if you want no Class A Shares tendered at that particular price. The total of the percentages you provide on the Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed the Trustee NOT to tender the balance of the Class A Shares credited to your individual account.
2.
Date and sign the Direction Form in the space provided.

3.
Return the Direction Form in the enclosed return envelope so that it is received by the Tabulator at the address on the return envelope (Broadridge, Attn: Re-Organization Dept., P.O. Box 9116, Farmingdale, NY 11735) not later than 5:00 P.M., New York City Time, on Wednesday, March 3, 2021, unless the Offer is extended, in which case, to the extent feasible, the participant deadline shall be four business days prior to the expiration date of the Offer. If you wish to return the form by overnight courier, please send it to the Tabulator at Broadridge, Attn: BCIS — VP 401K Plan Processing, 51 Mercedes Way, Edgewood, NY 11717. Direction Forms will not be accepted via facsimile.

You may also use the Internet to provide directions to the Trustee. If you wish to use the Internet to provide your directions to the Trustee, please go to www.proxyvote.com/tender. You will be asked to enter the 16-digit control number from your Trustee Direction Form into the box directly under “Enter Control Number” and click on the Submit button. You will then be able to provide your direction to the trustee on the following screen. Please note that you are not allowed to elect more than 100% between the various price choices; you will get an error message if you do so and be asked to make a new election. You may, however, choose to elect less than 100% between the various price choices; in such event the remaining percentage of the Class A Shares credited to your account will be considered undirected. The website will be available 24 hours per day through 5:00 p.m., New York City Time, on Wednesday, March 3, 2021.
Your direction pursuant to your Direction Form will be deemed irrevocable unless withdrawn by 5:00 p.m., New York City Time, on Wednesday, March 3, 2021, unless the Offer is extended by Seneca. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling the Trustee at 855-756-4738. Upon receipt of a new Direction Form properly completed by you, your previous direction will be deemed canceled. Additionally, you may change or redirect the tendering of any Class A Shares credited to your individual account by obtaining an additional Direction Form from the Trustee, or by providing new directions via the Internet, and repeating the previous instructions for directing your tender as set forth in this letter
After the deadline above for returning tender directions, the Tabulator will complete the tabulation of all directions for the Trustee. The Trustee will tender the appropriate number of Class A Shares, at the appropriate price(s), on behalf of the Plan.
Subject to the satisfaction of the conditions described in the Offer to Purchase, Seneca will purchase up to $75 million in value of Class A Shares that are properly tendered through the Offer. If the total value of Class A Shares tendered exceeds $75 million, the Class A Shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase.
Any Class A Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.
The preferential treatment of holders of fewer than 100 Shares, as described in the Offer to Purchase, will not apply to participants in the Plan, regardless of the number of Class A Shares held within their individual accounts.
Likewise, the conditional tender of Class A Shares, as described in the Offer to Purchase, will not apply to the participants in the Plan.
EFFECT OF TENDER ON YOUR ACCOUNT
If all or a portion of your Plan account is invested in the Stock Fund then, as a result of the Offer, you will be temporarily unable to obtain a loan, distribution or withdrawal from the Plan until all processing relating to the Offer is completed (or until the Offer is terminated or the expiration date is extended). You will also be unable to direct or diversify investments into or out of the Stock Fund, although you will be able to direct or diversify your investments in other investments options under the Plan. This period during which you will be unable to exercise these rights under the Plan is called a “blackout period”. We currently anticipate that the blackout period will begin on March 3, 2021 and last until approximately the week of March 22, 2021. This freeze on Plan transactions will apply to all of your Plan Account, not just the portion that is invested in the Stock Fund, and regardless of whether you direct the Trustee to tender any or all of your shares.
In the event that the Offer is extended, the freeze on transactions will, if feasible, be temporarily lifted until three days prior to the new expiration date of the Offer, as extended, at which time a new freeze on these transactions involving the Stock Fund will commence.
You can call the Trustee at 855-756-4738 to obtain updated information on the blackout period.
INVESTMENT OF PROCEEDS
If you elect to tender Class A Shares and such Class A Shares are accepted in the Offer, any proceeds received in respect of such Class A Shares will remain in the Plan and may be withdrawn only in accordance with the terms of the Plan. The Trustee will invest all cash proceeds received by the Plan as soon as administratively feasible after receipt of these proceeds. The cash proceeds from any sales of Class A Shares credited to your Plan account will be invested in accordance with your Plan investment election on file. If no such direction is on file, such proceeds will be invested in the applicable target date fund under the Plan based on your age. You may elect to change your investment elections at any time.
SHARES OUTSIDE THE PLAN
If you hold Class A Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Class A Shares. Those Offer materials may not be used to direct the Trustee to tender or not tender the Class A Shares attributable to your individual account under the Plan. Likewise, the tender of Class A Shares credited to your individual account under the Plan will not be effective with respect to Class A Shares you hold outside of the Plan. The direction to tender or not tender Class A Shares credited to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Class A Shares held outside of the Plan.
TAX CONSEQUENCES
While you will not recognize any immediate tax gain or loss as a result of the tender and sale of any Class A Shares credited to your individual account under the Plan, the tax treatment of future distributions from the Plan may be impacted.
Tender offer proceeds will be subject to all applicable taxes at the time you receive a distribution from the Plan. We encourage you to consult your tax advisor concerning your decision to participate in the Offer and possible tax ramifications.
FURTHER INFORMATION
If you require additional information concerning the number of shares in your Plan Account, please contact the Trustee at 855-756-4738. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson LLC, the information agent of the Offer, toll-free, at (866) 628-6079.